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                                                                     Exhibit 5.1


                                 April 21, 1999

Gartner Group, Inc.
P.O. Box 10212
56 Top Gallant Road
Stamford, CT 06904-2212

         RE:  REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about April 21, 1999 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of a total of 542,278 shares of your Common Stock (the "Shares"). We understand that the Shares are to be sold from time to time on the New York Stock Exchange at prevailing prices or as otherwise described in the Registration Statement. As legal counsel for Gartner Group, Inc., we have examined the proceedings taken by you in connection with the sale of the Shares.

         It is our opinion that the Shares are legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any amendments to it.

                                       Very truly yours,

                                       /s/ Wilson Sonsini Goodrich & Rosati
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                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation